Exhibit 5.1

October 24, 2016
Board of Directors
Silver Bull Resources, Inc.
777 Dunsmuir Street, Suite 1610
Vancouver, B.C. V7Y 1K4
Canada

Re:	Registration Statement on Form S-8 relating to 4,173,481 shares of common stock under the Silver Bull Resources, Inc. 2010 Stock Option and Stock Bonus Plan, as amended
Ladies and Gentlemen:
We have acted as counsel to Silver Bull Resources, Inc., a Nevada corporation (the "Company").  This letter is being delivered in connection with the registration statement on Form S-8 (the "Registration Statement") filed by the Company on October 24, 2016 with the Securities and Exchange Commission (the "Commission")  relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 4,173,481 shares of the Company's common stock, par value $0.01 per share (the "Shares"), pursuant to the Company's 2010 Stock Option and Stock Bonus Plan, as amended (the "Plan").
In connection herewith, we have examined the Registration Statement and the Plan.  We have also examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.
This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, including payment of the applicable exercise price therefor, if any, will be legally issued, fully paid and non-assessable shares of capital stock of the Company.
We are members of the Bar of the State of Colorado.  Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the federal laws of the United States of America, the laws of the State of Colorado, and the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including the provisions of the Nevada Constitution and the reported judicial decisions interpreting such law.  Except as expressly stated above, we express no opinion with respect to any other law of the State of Nevada or any other jurisdiction.
We hereby consent to be named in the Registration Statement and to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission.
Very truly yours,

/s/ Davis Graham & stubbs llp
 Davis Graham & Stubbs LLP